Vertiv Declares Quarterly Dividend
COLUMBUS, Ohio June 4, 2025-- Vertiv (NYSE: VRT), a global provider of critical digital infrastructure and continuity solutions, today announced that its Board of Directors has declared a quarterly cash dividend of $0.0375 per share of the company’s Class A common stock. The cash dividend will be payable on June 26, 2025, to shareholders of record of Class A common stock at the close of business on June 16, 2025.
About Vertiv
Vertiv (NYSE: VRT) brings together hardware, software, analytics and ongoing services to enable its customers’ vital applications to run continuously, perform optimally and grow with their business needs. Vertiv solves the most important challenges facing today’s data centers, communication networks and commercial and industrial facilities with a portfolio of power, cooling and IT infrastructure solutions and services that extends from the cloud to the edge of the network. Headquartered in Westerville, Ohio, USA, Vertiv does business in more than 130 countries. For more information, and for the latest news and content from Vertiv, visit Vertiv.com.

Category: Financial News

For investor inquiries, please contact:
Lynne Maxeiner
Vice President, Global Treasury & Investor Relations
Vertiv
E: lynne.maxeiner@vertiv.com
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Ruder Finn for Vertiv
E: Brianna.Rabe@ruderfinn.com
Source: Vertiv Holdings Co